Exhibit 10.166
AMR Eagle Holding Corporation
2011 Incentive Compensation Plan
For Employees of
Subsidiaries of AMR Eagle Holding Corporation
Purpose
The purpose of the 2011 Incentive Compensation Plan for Employees of Subsidiaries of AMR Eagle Holding Corporation is to provide financial incentives to employees to maximize the level of individual performance and to meet or exceed specified goals, which will maximize total return on American Eagle assets.
Definitions
“Affiliate” is defined as a subsidiary of AMR or any entity that is designated by the Board as a participating employer under the Plan, provided that AMR directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity.
“AMR” is defined as AMR Corporation.
“American” is defined as AMR less AMR subsidiaries other than American Airlines, Inc. and it subsidiaries.
“American Eagle” is defined as AMR Eagle Holding Corporation, AMR Leasing Corporation, American Eagle Airlines, Inc., Executive Airlines, Inc., and Eagle Aviation Services, Inc. (“EASI”).
“Board” is defined as the Board of Directors of AMR Corporation.
“Committee” is defined as the Compensation Committee of the Board, or if the Board in its sole discretion so chooses, the Board.
“Disability” or variants thereof shall be defined as such term is defined in section 409(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the “Code”) and the guidance issued thereunder.

“Eligible Earnings” is defined as base pay, over time, holiday pay, sick pay and vacation pay for the Plan Year. It does not include such things as travel and incidental expenses, moving expenses, relocation allowance, cost of living allowances (COLA), hiring bonuses and/or incentives, pay outs from any retirement plan, disability payments, workers compensation payments, imputed income from certain travel service charges or life insurance, or other benefits provided by American Eagle, nor does it include any special monetary awards, lump sum payments, or incentive compensation or performance bonus payments. For the purposes of calculating an award under this plan, only Eligible Earnings while employed by Subsidiaries of AMR Eagle Holding Corporation will apply.
“Fund” is defined as the aggregate of all participant awards calculated in accordance with this Plan.
“Plan” is defined as the 2011 Incentive Compensation Plan for Employees of Subsidiaries of AMR Eagle Holding Corporation.
“Plan Year” is defined as the 2011 calendar year.
“Pre-Tax Earnings” is defined as American Eagle Holding Corporation’s earnings before any applicable income tax expense excluding any accruals for profit sharing and/or incentive compensation, accounting adjustments or extraordinary or one time items, as may be determined by the Committee in its discretion, after consultation with AMR’s General Auditor.
“Threshold Earnings” is defined as the Pre-Tax Earnings threshold as determined by the Committee at the commencement of the Plan Year.
Eligibility for Participation
In order to be eligible to participate in the Plan, an individual must be employed by a subsidiary of AMR Eagle Holding Corporation in a level 2 or higher management position during the Plan Year, or be providing services via an assignment to a subsidiary of AMR Eagle Holding Corporation while employed by a subsidiary of AMR Corporation and filling a level 2 or higher management position at a subsidiary of AMR Eagle Holding Corporation during the Plan Year.

In order to receive an award under the Plan, an individual must satisfy the aforementioned eligibility requirements and must be an active employee of American Eagle, one of its Affiliates, one of AMR’s Affiliates, or on Leave of Absence at the time an award under the Plan is paid. If an individual is inactive, due to retirement, death, Disability, or as a result of an reduction in force as of the date the award is to be paid, the award that the individual would otherwise have received, may be paid (on a pro-rata basis considering only the period during the Plan Year in which the individual was an active employee of an AMR Eagle Holding Corporation subsidiary) to the individual (or his/her Estate, in the event of death), at the discretion of the Committee.
Notwithstanding the foregoing, however, an employee will not be eligible to participate in the Plan if such employee is, at the same time, eligible to participate in a commission or any other incentive compensation program sponsored by American Eagle, AMR Corporation, or an Affiliate other than American Eagle, with the exception of those employees eligible to participate in the 2011 American Eagle Performance Bonus Plan.
Employees of a company acquired by AMR or one of its Affiliates (whether by stock or asset acquisition) during 2011 will not be eligible to participate in the Plan, unless otherwise determined by the Committee.
Incentive Compensation Awards
The Plan will trigger awards when Eagle achieves Threshold Earnings.
In the event of extraordinary circumstances, American Eagle may request, and the AMR Incentive Compensation Committee and/or the Committee may authorize, an exception to the above and grant an award distribution at a lower level of American Eagle Pre-Tax Earnings
Allocation of Individual Awards
(a)	Awards are established by the Committee as a percentage of Eligible Earnings and will vary by the employee’s position level and the level of American Eagle’s Pre-Tax Earnings.

(b)	The award may be modified based upon the participant’s performance, at the discretion of the Committee.

(c)	An award made under the Plan, in combination with any other incentive compensation, commission, or other bonus award(s) made under another plan of an AMR subsidiary may not, in the aggregate, exceed 100% of the participant’s base salary, without the approval of the Committee. At the discretion of the Committee, the Fund may not be fully distributed. In addition, the Fund will not exceed the lesser of (i) 2 times the Fund (subject to year end adjustment by the Committee in its discretion based on actual participant headcount and salaries), or (ii) 50% of the total eligible salaries of all participants.

Administration
The Plan will be administered by the Committee. The Committee shall have the authority to interpret the Plan, establish administrative rules, approve eligible participants, and take any other action necessary for the proper and efficient administration and operation of the Plan. The Committee reserves the right to adjust the calculation of the Fund and each individual award at its discretion. The General Auditor of American will audit the amount of the Fund, if any, for each Plan Year. A summary of awards under the Plan shall be provided to the Committee at the first regular meeting following determination of the awards.
Method of Payment
The Committee shall determine the method of payment of awards. Subject to the terms of the Plan, awards shall be paid as soon as practicable after audited financial statements for the year 2011 are available, but no later than March 15, 2012.
General
Neither this Plan nor any action taken hereunder shall be construed as giving any employee or participant the right to be retained in the employment of American, American Eagle, or any Affiliate.
Nothing in the Plan shall be deemed to give any employee any right, contractually or otherwise, to participate in the Plan or in any benefits hereunder, other than the right to receive payment of such incentive compensation as may have been expressly awarded by the Committee.
In the event of any act of God, war, natural disaster, aircraft grounding, revocation of operating certificate, terrorism, strike, lockout, labor dispute, work stoppage, fire, epidemic or quarantine restriction, act of government, critical materials shortage, or any other act beyond the control of American Eagle, whether similar or dissimilar, (each a “Force Majeure Event”), which Force Majeure Event affects American Eagle, or any Affiliates, the Board of Directors, at its sole discretion, may (i) terminate or (ii) suspend, delay, defer or substitute (for such period of time as the Board may deem necessary), any payments due currently or in the future under the Plan, including, but not limited to, any payments that have accrued to the benefit of participants but have not yet been paid.

In consideration of the employee’s privilege to participate in the Plan, the employee agrees (i) not to disclose any trade secrets of, or other confidential/restricted information of AMR, American, American Eagle or any Affiliates, to any unauthorized party, and (ii) not to make any unauthorized use of such trade secrets or confidential or restricted information during his or her employment with American, American Eagle or any Affiliates or after such employment is terminated, and (iii) not to solicit any current employees of American, American Eagle or any Affiliates to join the employee at his or her new place of employment after his or her employment with American, American Eagle or any Affiliates is terminated. The failure of the employee to abide by the foregoing obligations shall result in any award under the Plan being forfeited in its entirety.
The Committee may amend, suspend, or terminate the Plan at any time. The employee shall not have any right to accelerate or defer any payment under the Plan, except as otherwise permitted under the terms of a plan intended to comply with section 401(k) of the Code.
It is intended that this Plan be exempt from regulation under the Employee Retirement Income Security Act of 1974, as amended, as a “payroll practice” and a “bonus program”, as described in U.S. Department of Labor Regulations 2510.3-1(b) and 2510.3-2(c), respectively. This Plan is intended to constitute a “short-term deferral”, as described in Treasury Regulation 1.409A-1(b)(4) under section 409A of the Code or successor guidance thereto, and is intended not to be a “non-qualified deferred compensation plan”, as described in Treasury Regulation 1.409A-1(a)(1) under section 409A of the Code or successor guidance thereto. In the administration, construction and interpretation of the Plan, such intention is to govern.